Exhibit 10.3

EXECUTIVE AGREEMENT

THIS AGREEMENT made the 15th day of March, 2010.

BETWEEN:

KGIC Language College (2010) Corp.,
a British Columbia Company having a registered records office at
2700-700 West Georgia Street, Vancouver, British Columbia, V7Y 1B8

(“KGIC Language ”)

AND:

KGIC Business College (2010) Corp.,
a British Columbia Company having a registered records office at
2700-700 West Georgia Street, Vancouver, British Columbia, V7Y 1B8

(“KGIC Business ”)

AND:

Sung Sub Lim
with a place of residence at 16337 113B Ave. Surrey, BC V4N 5A2

(the “Executive”)

WHEREAS:

A.      KGIC Language and KGIC Business  (hereinafter collectively referred to as the “Company” or “Holding Company”) are doing business as KGIC and KGIBC in the business of providing educational services; and

B.      The Company wishes to employ the Executive and the Executive has agreed to such employment on the terms and conditions herein set forth.

NOW THEREFORE, in consideration of the mutual covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company and the Executive agree as follows:

1.             EMPLOYMENT

1.1          Position.  The Company agrees to employ the Executive and the Executive agrees to serve the Company as President of KGIC and KGIBC.  It is understood and agreed that the Executive shall also provide services to, work with, and follow the directions the Company’s representative (the “Company’s Representative”) which initially shall be President of Sprott-Shaw Degree College. The Executive acknowledges and agrees that he is a fiduciary of the Company and owes the Company a fiduciary duty.

1.2          Term. The term of the Executive’s employment is indefinite, but the employment relationship under this Agreement may be terminated by either party as provided herein. The Executive’s start date for all purposes relating to his employment with the Company shall be deemed to be March 7, 2010.

1.3          Duties.  During the Executive’s employment, the Executive agrees to perform such duties as may be assigned to him from time to time by the Company’s Representative.  The Company may change the Company’s Representative from time to time, at its option.

1.4          Budget. During each year of the Executive’s employment, the Executive shall have an annual sales budget (the “Budget”). During the first three years of the Executive’s employment, the Budget shall be the same as the amounts of the Revenue and Ebitda budgets outlined provided for in the Purchase Agreement dated March __, 2010. During all subsequent years, the Executive’s Budget shall be set by mutual agreement of the Executive and the Company’s Representative acting reasonably and with consideration of prior years’ sales revenue results, market conditions, and realistic growth projections.

1.5          Authority.  During the Executive’s employment, day to day Human Resources decisions (including employment policies, hiring and termination of employees) will be made by the Executive in consultation with the Company’s Representative, all of whom are to be working in the best interests of the Company.  However, on any matters where there is concern or the Executive and the Company’s Representative cannot reach consensus, the final authority rests with the Board of the parent company.

1.6          KGIC US Operation: KGIC US Operation being franchise locations of the parent company, the Executive will be permitted to provide guidance and supports on a consulting basis insofar as this support does not interfere with the Executives main responsibility to the Company.

1.7          Review of Company Audit Report.  Full access is permitted for the Executive to any and all accounting documents or audit report of the Company.

1.8          The Executive will devote a majority of his full professional time, ability and attention to the business and affairs of the Company. In doing so, he shall, at all times, discharge his responsibilities and duties hereunder honestly, faithfully and diligently serving the best interests of the Company. In exercising such powers and performing such duties, the Executive shall have responsibility for completing all tasks normally expected of a President employed by a privately-held company.

1.9          The Executive shall not undertake any other business or occupation, or become a director, officer, employee or agent of any other corporation or firm without the prior written consent of the Board.  The Company’s consent herein shall not permit any appropriation or diversion by the Executive of any business opportunity coming to the Executive in the Executive’s capacity as an Executive of the Company or otherwise in the course of the Company’s business.

1.10        When discharging his duties and responsibilities, the Executive will comply with all applicable laws.

1.11        Business Opportunities.  The Executive agrees to communicate at once to the Company all material business opportunities which come to the Executive in the course of the Executive’s employment or otherwise and to deliver to and assign ownership to the Company of all inventions and improvements in the nature of the business of the Company which, in the course of the Company’s business, the Executive may conceive, make or discover, become aware directly or indirectly or have presented to the Executive and such business opportunities, inventions, and improvements shall become the exclusive property of the Company without any obligation on the part of the Company to make any payment for the same.

1.12        Reporting.  The Executive shall report to and be directly responsible to the Company’s Representative.

2.            COMPENSATION

2.1          Salary.  The Company will pay the Executive an annual salary of $150,000 (CAD), less applicable deductions, payable in bi-weekly instalments.  For the purposes of this Agreement, “Salary” means the remuneration described in this section (subject to adjustment under sub-section 2.2 below), and does not include any other payments such as bonuses, benefits, or amounts of a similar nature.

2.2          Review.  The Company will review the Salary annually and will make any adjustments it determines are reasonable in the sole discretion of the Company, which shall take into account, but shall not be limited to considering, the Executive’s performance, the financial and operating success of the Company in the preceding 12 months and salaries for comparable positions in the marketplace.

2.3          Benefits.  The Executive shall be entitled to participate in all executive benefit programs offered to the Company’s executives from time to time (the “Benefits”), including, without limiting the generality of the foregoing, those set out in Schedule “B” hereto, in accordance with and on the terms and conditions generally provided from time to time by the Company.  The Executive agrees that the Company may substitute or modify the terms of the Benefits on comparable terms and conditions without notice, provided that no material substitution or modification of benefits made within 12 months after a Change of Control of the Company (defined below) shall be binding on the Executive without the Executive’s consent.  All insured benefits shall be governed by the terms of the policies in force.

2.4          Bonus.  A complete copy of the bonus plan (the “Bonus Plan”) is set out in Schedule “C” hereto.

2.5          Vacation.  The Executive shall be immediately entitled to 6 weeks’ paid vacation each calendar year, at such time or times as shall be agreed between the Executive and the Company.  Unused vacation may not be carried over to a subsequent year.

2.6          Expenses.  The Executive shall be reimbursed by the Company for all reasonable expenses necessarily and properly incurred by the Executive in the discharge of his duties for the Company.  The Executive agrees that such reimbursements shall be due only after the Executive has rendered an itemized expense account to the Company’s Representativeshowing all monies actually expended on behalf of the Company and such other information as may be required and requested by the Company.

3.            Confidentiality

3.1          Confidentiality.  Except in the normal and proper course of the Executive’s duties hereunder, or unless ordered by a court of competent jurisdiction, the Executive will not use for the Executive’s own account or disclose to anyone else, during or after his employment with the Company, any confidential or proprietary information or material relating to the Company’s or its subsidiaries’ operations or business which the Executive has access to by virtue of his position with the Company or obtains from the Company, its subsidiaries or their respective officers or employees, agents, suppliers or customers or otherwise by virtue of the Executive’s employment by the Company or by the Company’s predecessors or that the Executive received from the Company on a confidential basis prior to his employment with the Company. The Executive acknowledges and agrees that the Company has all rights, titles and interests in and to the Confidential Information. The Executive will use his best efforts to protect and maintain the confidentiality of the Confidential Information.

3.2          Confidential Information includes, without limitation, the following types of information or material, in whatever form, regarding the Company or its subsidiaries:

(a)           corporate information, including, plans, proprietary information or material, strategies, plans, tactics, policies, resolutions, patent, trade-mark and trade name applications, and any litigation or negotiations; information concerning employees, suppliers, contractors, investment plans, marketing and business strategies, methods, and prospects;

(b)           financial information, including cost and performance data, profits, revenue, debts, liabilities, claims, capital structure, investors and holdings;

(c)           operational information, including start numbers, student populations, inquiry counts, litigation;

(d)           personnel information, including personnel lists, resumes, personnel data, organizational structure and performance evaluations (the “Confidential Information”).

3.3          However, it is understood and agreed that Confidential Information will not include information which (i) is or becomes generally known by or available to the public other than as a result of the disclosure and violation of this Agreement by the Executive or anyone for whom he is responsible in law, or (ii) is or becomes known by or available to the Executive from a source other than the Company.

3.4          Return of Documents.  The Executive agrees that all documents (including, without limitation, software and information in machine-readable form) of any nature pertaining to activities of the Company or to its affiliated, related, associated or subsidiary companies, including, without limitation, Confidential Information, in the Executive’s possession now or at any time during the Executive’s employment, are and shall be the property of the Company or its affiliated, related, associated or subsidiary companies, and that all such documents and all copies of them shall be surrendered to the Company upon the termination of the Executive’s employment for any reason, or otherwise as requested by the Company.

4.            non-competition

4.1          During the Executive’s employment with the Company and the period of 18 months from the effective date of the cessation of the Executive’s employment with the Company, howsoever caused, the Executive will, prior to accepting employment or another engagement to provide services to a person or entity:

(a)           inform that employer (or other person or entity) of the existence of this Agreement and provide a copy to that employer (or other person or entity); and

(b)           provide written assurance satisfactory to the Company from both the Executive and his new employer (or other person or entity) confirming the Executive’s duties.

4.2          During the Executive’s employment with the Company and for the period of 18 months from the effective date of the cessation of the Executive’s employment with the Company, for termination with cause or resignation, the Executive will not for any reason, directly or indirectly, either as an individual, partner, joint venture, principal, agent, consultant, contractor, employee, or in any other capacity be engaged, be interested, be employed, work, consult, invest (excluding a 3% or less interest in any publicly traded company) advise, assist in working with an agent (to recruit students) with which the Company engaged at the time of termination of the Executive’s employment or to set up a business, product, service, or other matter which is the same as, or in competition with the Company, within a 50 mile radius of any school which the Company has in the following countries: Canada, China, Korea, Mexico, Philippines, Hong Kong, Jordan or any other country in which the Company has a school.

5.             non-solicitation / NON-INTERFERENCE

5.1          During the Executive’s employment and for a period of 18 months from the effective date of the cessation of the Executive’s employment with the Company, howsoever caused, the Executive will not, directly or indirectly, either for the Executive or any other person or entity:

(a)           induce or attempt to induce any employee, agent or contractor of the Company to leave, or terminate their services with, the Company;

(b)           solicit or induce any of the Company’s clients, students, agents, affiliates, joint venture members, or representatives with whom the Contractor previously had any dealings on behalf of the Company or any of its predecessors, to transfer their business from the Company to any other person or entity, or

(c)           in any way interfere with the relationships between the Company and any employee, student, supplier, joint-venture member, affiliate, contractor, or representative of the Company.

6.             ACKNOWLEDGEMENT AND INJUNCTIVE RELIEF

6.1          Acknowledgement and Injunctive Relief.  The Executive acknowledges that, in connection with the Executive’s employment by the Company, the Executive will receive or will become eligible to receive substantial benefits and compensation. The Executive acknowledges that the Executive’s employment by the Company and all compensation and benefits and potential compensation and benefits to the Executive from such employment will be conferred by the Company upon the Executive only because and on condition of the Executive’s willingness to commit the Executive’s best efforts and loyalty to the Company, including protecting the Company’s right to have its and its subsidiaries’ Confidential Information protected from non-disclosure by the Executive and abiding by the confidentiality, non-solicitation, non-competition and other provisions herein. The Executive understands the Executive’s duties and obligations as set forth in this Agreement and agrees that such duties and obligations would not unduly restrict or curtail the Executive’s legitimate efforts to earn a livelihood following any termination of the Executive’s employment with the Company. The Executive agrees that the restrictions contained in sections 3, 4, and 5 are reasonable and valid. The Executive further acknowledges that irreparable damage may result to the Company or its subsidiaries if the provisions of sections 3, 4, and 5 are not specifically enforced, and agrees that the Company shall be entitled to any appropriate legal, equitable, or other remedy, including injunctive relief, in respect of any failure or continuing failure to comply with the provisions of sections 3, 4, and 5. For greater certainty, the terms of sections 3, 4, and 5 shall apply regardless of whether the Executive resigns his employment or whether his employment is terminated with or without cause.

6.2          The obligations, entitlements, restrictions and covenants set out at sections 3, 4, and 5.  this Agreement shall survive the cessation of the Executive’s employment with the Company, howsoever caused.

7.            TERMINATION

7.1          Resignation by the Executive.  The Executive may resign from his employment by providing the Company 8 weeks’ advance written notice, in which event, the Executive shall not be entitled to any Severance payment, but shall be entitled to receive Salary and vacation pay earned to the effective date of resignation and payment of approved reimbursable expenses.

7.2          Termination Without Cause.  The Company may terminate the Executive’s employment without cause at any time after March 1, 2013, by providing the Executive with 2 months’ written notice of such termination, or 2 months’ Salary in lieu thereof (at the Company’s discretion). This notice or payment shall constitute the Executive’s entire notice and severance entitlement under all applicable legislation and the common law.  In this regard, the Executive shall have no entitlement to reasonable notice of termination under the common law.

7.3          Termination for Cause. The Company may at any time terminate the employment of the Executive for just cause. Without limiting the generality of the foregoing, just cause includes but is not limited to:

(a)           any act of fraud or material dishonesty;

(b)           wilful neglect of duties to a material degree;

(c)           if the conduct of the Executive is determined by the Company, which determination shall be made in a bona fide and reasonable manner, to be detrimental to the business of the Company and if the Executive persists in such conduct after being informed of the Company’s determination; and

(d)           the failure by the Executive to meet or achieve his Budget acting reasonably and consistent with section 1.4.

In such event, the Executive shall not be entitled to any compensation or notice, but shall be entitled to receive the Salary and vacation pay earned to the date of termination and payment of approved reimbursable expenses.

7.4          Termination by Death.  The Executive’s employment shall terminate automatically (without notice or pay in lieu thereof) upon the death of the Executive.  In the event that the Executive’s employment is terminated pursuant to this section, the following terms shall apply:

(a)           The Company shall, within 60 days of the date of termination, pay to the Executive or the legal representatives of the Executive all amounts owed by the Company to the Executive under the Agreement as of the date of termination of the Executive’s employment;

(b)           The Company shall make such payments to the Executive or the legal representative of the Executive, when due, as the Company may otherwise be obligated to make pursuant to any other benefit or other plan or program referred to in Section 2 and/or Schedule B of this Agreement;

8.            Acts after Termination of Employment

8.1          On or before the cessation of the Executive’s employment for whatever reason, the Executive must:

(a)           Resign all offices held by him in the Company or any related corporation;

(b)           Deliver to the Company all records of Confidential Information in his possession;

(c)           Permanently erase all records of Confidential Information from his electronic organiser and all other electronic storage devices owned by the Executive;

(d)           If a car owned or leased by the Company is being utilized by the Executive, return the car and its keys to the Company at a place designated by the Company unless the car is then purchased or leased by the Executive; and

(e)           Deliver to the Company all other property of the Company including business cards, credit cards and charge cards issued to the Executive by or on behalf of the Company;

8.2          The Company is not liable for any loss of personal data stored in a personal organiser or other electronic storage device which occurs in any way during the permanent erasure of Confidential Information.

9.            SUCCESSORS OR ASSIGNS

9.1          Successors.  This Agreement shall ensure to the benefit of and be binding upon and shall be enforceable by the Company and the successors and assigns of the Company.

9.2          Assignment.  The Company shall be entitled to assign this agreement without the Executive’s consent to any affiliate of the Company (as defined in the B.C. Business Corporations Act) on written notice to the Executive, provided there is no material change to the Executive’s terms of employment.    The Executive shall not be entitled to assign, pledge or grant a security interest in any obligation of the Company to make payment hereunder.

10.          MISCELLANEOUS

10.1        Applicable Laws.  This Agreement and the employment of the Executive shall be governed, interpreted, construed and enforced according to the laws of the Province of British Columbia and the laws of Canada applicable therein.  The parties hereby irrevocably attorn to the jurisdiction of the courts of the province of British Columbia.

10.2        Time.  Time shall be of the essence of this Agreement.

10.3        Consideration.  The parties acknowledge and agree that this Agreement has been executed by each of them in consideration of the mutual premises and covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which is acknowledged. The parties waive any and all defenses relating to an alleged failure or lack of consideration in connection with this Agreement.

10.4        Severability.  If any portion of this Agreement is deemed by a court of competent jurisdiction to be unenforceable, or if enforced only to the extent deemed reasonable by such court, the remaining portions of this Agreement shall continue in full force and effect.

10.5        Entire Agreement.  This Agreement represents the entire Agreement between the Executive and the Company concerning the subject matter hereof and supersedes any previous oral or written communications, representations, understandings or agreements with the Company or any officer or agent thereof.  This Agreement may only be amended or modified in writing signed by both parties.

10.6        Notices.  Any notice, acceptance or other document required or permitted hereunder shall be considered and deemed to have been duly given if delivered by hand or mailed by postage prepaid and addressed to the party for whom it is intended at the party’s address above or to such other address as the party may specify in writing to the other and shall be deemed to have been received if delivered, on the date of delivery, and if mailed as aforesaid, then on the second business day following the date of mailing thereof, provided that if there shall be at the time of mailing or within two business days thereof a strike, slowdown or other labour dispute which might affect delivery of notice by the mails, then the notice shall only be effective if actually delivered.

10.7        Waiver.  The waiver by the Executive or by the Company of a breach of any provision of this Agreement by the Company or by the Executive shall not operate or be construed as a waiver of any subsequent breach by the Company or by the Executive.

IN WITNESS WHEREOF the parties have executed this Agreement on this 15th day of March, 2010.

The Corporate Seal of KGIC Language College (2010) Corp. was hereunto affixed in the presence of: “Signed” Authorized Signatory Authorized Signatory	) ) ) ) ) ) )	C/S
The Corporate Seal of KGIC Business College (2010) Corp. was hereunto affixed in the presence of: “Signed” Authorized Signatory Authorized Signatory	) ) ) ) ) ) ) )	C/S

/s/ Sung Sub Lim Sung Sub Lim	) ) ) ) ) ) ) ) ) ) )	“J.U. (John) Park” Signature of Witness J.U. (JOHN) PARK Name of Witness BARRISTER & SOLICITOR LINDSAY KENNEY LLP #1800 - 401 WEST GEORGIA STREET VANCOUVER, BC V6B 5A1 TEL: 604-687-1323

Schedule “A”

 The Executive shall perform the duties set out below and shall perform, observe and conform to such duties and instructions as from time to time are reasonably assigned or communicated to him which are consistent with his position.  He shall devote the whole of his working time, attention and ability to the business of the Company and shall perform his duties to the best of his ability.

•      Lead and manage the KGIC and KGIBC campus operation and marketing activities within the guidelines established by the Company’s Representative;

•      Recommend strategic directions for the Company’s business and when approved, to successfully implement the corresponding strategic, business and operational plans;

•      Direct and monitor the activities of the Company in a manner that ensures agreed upon targets are met and that the assets of the Company are safeguarded and optimized in the best interests of the shareholders;

•      Develop and implement operational policies to guide the Company within the limits prescribed by the Companies’ by laws and the framework of the strategic directions adopted by the Company’s Representative;

•      Develop and recommend the overall corporate organizational structure and staffing;

•      Develop and maintain an annual (or, more frequently, if required) plan for the development and succession of senior management;

•      Manage and oversee the required interfaces between the Company and the public; and

Meet regularly and as required with the Company’s Representative to review material issues and to ensure that the President is provided in a timely manner with all information and access to management necessary to permit the President to fulfill his duties.

Schedule “B”

During the Executive’s employment, the Company shall provide the following benefits to the Executive:

•      Monthly car allowance - The amount of this allowance will be a maximum of the existing monthly payment based on the Executive’s current leased vehicle, up to the end of the current lease. Upon the expiry of the current lease, the maximum monthly car allowance will be $800 per month. This amount is inclusive of insurance, maintenance, fuel and other items;

•      Premiums for extended medical coverage;

•      Economy class airfare for domestic air travel and flights to and from the United States.  Business class airfare for all other international flights and North American flights over 7 hours in duration.

SCHEDULE “C”

The Company’s Incentive and Bonus Plan shall consist of the following:

o      Surpassing the Target Revenue & EBITDA in Year 3 to be negotiated by the end of Year 2